CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated May 17, 2010 with respect to the audited financial statements of Tatra Resources Ltd. for the year ended March 31, 2010.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone Bailey, LLP
Malone Bailey, LLP
www.malonebailey.com
Houston, Texas

May 17, 2010